                                           Filed Pursuant to Rule 424(b)(3)
                                           Registration No. 333-63082

      Prospectus Supplement No. 294 to the Prospectus dated June 25, 2001 and the Prospectus Supplement dated June 25, 2001.

                                   $2,477,000

[GOLDMAN SACHS LOGO]
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B

                  Enhanced Participation Notes due August 2004
                        (Linked to the S&P 500(R) Index)
                            ------------------------

     The amount that you will be paid on your note on August 23, 2004 (unless extended due to market disruption or non-business days) is linked on a one-to-one basis to a decline in the S&P 500(R) Index and a three-to-one basis to an increase in the S&P 500(R) Index, subject to a maximum gain of 18%.

     YOU COULD LOSE YOUR ENTIRE INVESTMENT IN YOUR NOTE; A NEGATIVE PERCENTAGE RETURN ON THE S&P 500(R) INDEX WILL REDUCE THE PAYMENT YOU WILL RECEIVE AT STATED MATURITY BY THE SAME PERCENTAGE. HOWEVER, THE MAXIMUM PAYMENT THAT YOU COULD RECEIVE ON THE STATED MATURITY DATE WITH RESPECT TO EACH $1,000 FACE AMOUNT OF YOUR NOTE IS LIMITED TO $1,180 (118% OF THE FACE AMOUNT). IN ADDITION, WE WILL NOT PAY INTEREST ON THE NOTES AND WE WILL NOT PAY ANY OTHER AMOUNT WITH RESPECT TO YOUR NOTE PRIOR TO THE STATED MATURITY.

     We will determine the amount to be paid to you on your note by first calculating the percentage increase or decrease, if any, in the S&P 500(R) Index from the initial index level of 944.30 (the level on the trade date) to the average of the levels of the S&P 500(R) Index on each of the three consecutive business days ending on and including the determination date (the fifth business day prior to the stated maturity date, unless extended due to market disruption). We will then calculate the amount, if any, which you will receive for each $1,000 face amount of your note on the stated maturity date as follows:

     - If the return on the S&P 500(R) Index is greater than or equal to 6%, we will pay you $1,180 (the face amount of your note plus the face amount of your note times 18%).

     - If the return on the S&P 500(R) Index is greater than zero, but less than 6%, we will pay you the face amount of your note plus the face amount of your note multiplied by three times the percentage increase.

     - If the return on the S&P 500(R) Index is zero, we will pay you $1,000 (the face amount of your note).

     - If the return on the S&P 500(R) Index is negative, we will pay you the face amount of your note minus the face amount of your note multiplied by the percentage decrease (with the product of that multiplication expressed as a positive amount).

     Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the notes found in "Summary Information" on page S-2 and "Specific Terms of Your Note" on page S-12.

     Your investment in the notes involves significant risks and we encourage you to read "Additional Risk Factors Specific to Your Note" on page S-7 so that you may better understand those risks.

ORIGINAL ISSUE DATE (SETTLEMENT DATE): May 23, 2003
ORIGINAL ISSUE PRICE: 100% of the face amount
UNDERWRITING DISCOUNT: 1.15% of the face amount
NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.: 98.85% of the face amount
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

     "S&P(R)", "Standard & Poor's(R)" and "S&P 500(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Goldman, Sachs & Co. and its affiliates. The notes have not been passed on by Standard & Poor's as to their legality or suitability. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the notes.

                              GOLDMAN, SACHS & CO.

ADVEST, INC.

                      H & R BLOCK FINANCIAL ADVISORS, INC.

                                                               RBC DAIN RAUSCHER
                            ------------------------
                   Prospectus Supplement dated May 16, 2003.

                              SUMMARY INFORMATION

--------------------------------------------------------------------------------
      We refer to the notes we are offering by this prospectus supplement as the "offered notes" or the "notes". Each of the offered notes, including your note, has the terms described below and under "Specific Terms of Your Note" on page S-12. Please note that in this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the "accompanying prospectus" mean the accompanying Prospectus, dated June 25, 2001, as supplemented by the accompanying Prospectus Supplement, dated
 June 25, 2001, of The Goldman Sachs Group, Inc.
--------------------------------------------------------------------------------

                                   KEY TERMS

ISSUER: The Goldman Sachs Group, Inc.

INDEX: S&P 500(R) Index, as published by Standard & Poor's (Bloomberg: SPX)

FACE AMOUNT: each note will have a face amount equal to $1,000; $2,477,000 in the aggregate for all the offered notes

PAYMENT AMOUNT: on the stated maturity date, we will pay the holder of each note an amount, if any, in cash equal to:

- if the index return is greater than or equal to 6%, (1) the outstanding face amount of the note plus (2) the outstanding face amount of the note multiplied by the maximum gain

- if the index return is greater than zero, but less than 6%, (1) the outstanding face amount of the note plus (2) the outstanding face amount of the note multiplied by three times the index return

- if the index return is zero, the outstanding face amount of the note

- if the index return is negative, (1) the outstanding face amount of the note minus (2) the outstanding face amount of the note multiplied by the index return (with the product of that multiplication expressed as a positive amount)

TRADE DATE: May 16, 2003

INITIAL INDEX LEVEL: 944.30

FINAL AVERAGED INDEX LEVEL: the average of the three closing levels of the index on each of the three consecutive business days ending on and including the determination date, except in the limited circumstances described under "Specific Terms of Your Note -- Consequences of a Market Disruption Event" on page S-14 and subject to adjustment as provided under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" on page S-14

INDEX RETURN: the result of (i) the final averaged index level minus the initial index level divided by (ii) the initial index level, expressed as a percentage

MAXIMUM GAIN: 18%

STATED MATURITY DATE: August 23, 2004 unless extended for up to six business days

DETERMINATION DATE: the fifth business day prior to August 23, 2004, unless extended for up to five business days

NO INTEREST: the offered notes will not bear interest

LISTING: the notes will not be listed

CALCULATION AGENT: Goldman, Sachs & Co.

BUSINESS DAY: as described on page S-15

                                      Q&A

                             HOW DO THE NOTES WORK?

      The enhanced participation notes offered by this prospectus supplement will have a stated maturity date 15 months after the original issue date. The amount that you will be paid on your note at maturity will be linked on a one-to-one basis to a decline in the S&P 500(R) Index and a three-to-one basis to an increase in the S&P 500(R) Index, subject to a maximum gain of 18%. The entire principal amount of your note is at risk if the S&P 500(R) Index declines, so you may lose all or a significant amount of your initial investment. The notes will bear no interest and no other payments will be made prior to the stated maturity. See "Additional Risk Factors Specific to Your Note" on page S-7.

      As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled "Medium-Term Notes, Series B" issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see "Specific Terms of Your Note" on page S-12.

         WHO SHOULD OR SHOULD NOT CONSIDER AN INVESTMENT IN THE NOTES?

      We have designed the enhanced participation notes for investors who want to participate in the potential increase in the S&P 500(R) Index on a three-to-one basis, up to a maximum gain of 18%, while having their entire principal subject, on a one-to-one basis, to the risk of a decline in the S&P 500(R) Index. Because the entire principal amount of your notes will be fully exposed to any potential depreciation of the S&P 500(R) Index over the term of the notes, you should only consider purchasing the notes if you are willing to accept the risk of loss of the entire principal amount of your note.

      In addition, if the amount payable on your note on the stated maturity date is the face amount or even if the amount payable exceeds the face amount of your note, the over-all return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see "Additional Risk Factors Specific to Your Note -- Your Note Does Not Bear Interest" on Page S-7 below.

            WHAT WILL I RECEIVE AT THE STATED MATURITY OF THE NOTES?

      The payment amount, if any, for each offered note outstanding on the stated maturity date will be an amount in cash equal to:

- if the index return is greater than or equal to 6%, (1) the outstanding face amount of the note plus (2) the outstanding face amount of the note multiplied by the maximum gain

- if the index return is greater than zero, but less than 6%, (1) the outstanding face amount of the note plus (2) the outstanding face amount of the note multiplied by three times the index return

- if the index return is zero, the outstanding face amount of the note

- if the index return is negative, (1) the outstanding face amount of the note minus (2) the outstanding face amount of the note multiplied by the index return (with the product of that multiplication expressed as a positive amount)

      The index return is calculated by subtracting the initial index level from the final averaged index level and by dividing the result by the initial index level, with the result expressed as a percentage.

      If the final averaged index level is greater than the initial index level, i.e., the index return is positive due to an increase in the S&P 500(R) Index, you will participate in any such increase on a three-to-one basis, subject to the maximum gain of 18%.

Consequently, the maximum payment the holder of your note could receive at maturity will be 118% of the face amount of your note and the holder of your note will therefore not benefit from any positive index return in excess of 6% (that is, one-third of the maximum gain).

      If the final averaged index level is less than the initial index level, i.e., the index return is negative due to a decline in the S&P 500(R) Index, the entire principal of your note is exposed to any such decline on a one-to-one basis. As a result, the payment the holder of your note would receive at maturity would be less than the face amount of your note and might even be reduced to zero.

      The calculation agent will determine the final averaged index level, which will be the average of the closing levels of the index on each of the three consecutive business days ending on and including the determination date as calculated and published by the index sponsor (subject to the procedures described under "Specific Terms of Your Note -- Consequences of a Market Disruption Event" and "Specific Terms of your Note -- Discontinuance or Modification of the Index" on page S-14).

      WHAT WILL I RECEIVE IF I SELL THE NOTE PRIOR TO THE STATED MATURITY?

      If you sell your note prior to the stated maturity date, you will receive the market price for your note. The market price for your note may be influenced by many factors, such as interest rates and the volatility of the index. Depending on the impact of these factors, you may receive significantly less than the face amount of your note in any sale of your note before the stated maturity date. For more details, see "Additional Risk Factors Specific to Your Note -- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" on page S-7 below.

                             HYPOTHETICAL EXAMPLES

      If the final averaged index level is greater than the initial index level, the payment on each offered note at the stated maturity will exceed the face amount. If the final averaged index level is equal to the initial index level, the holder of each offered note will receive only the face amount. If the final averaged index level is less than the initial index level, the holder of each offered note will receive less than the face amount. The entire principal amount of your notes is at risk in the event the S&P 500(R) Index declines, so you may lose all or a significant amount of your initial investment in your note. For more detail about hypothetical returns on your note, please see the following examples and "Hypothetical Returns on Your Note" on page S-18.

      The table below shows the hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $1,000 of the outstanding face amount of your note, if the final averaged index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown in the left column.

      The levels in the left column of the table represent hypothetical final averaged index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final averaged index levels and a maximum gain of 18% and are expressed as percentages of the face amount of a note.

      We have assumed that the notes are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" above.

      The examples below are based on a range of index levels that are entirely hypothetical; no one can predict the final averaged index level. The index has been highly volatile -- meaning that the index level has changed substantially in relatively short periods -- in the past, and its future performance cannot be predicted.

     The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below and cannot be predicted.

 HYPOTHETICAL FINAL     HYPOTHETICAL PAYMENT
AVERAGED INDEX LEVEL         AMOUNTS AS
  AS PERCENTAGE OF       PERCENTAGE OF FACE
INITIAL INDEX LEVEL            AMOUNT
--------------------    --------------------
        150%                    118%
        140%                    118%
        130%                    118%
        120%                    118%
        110%                    118%
        106%                    118%
        104%                    112%
        102%                    106%
        100%                    100%
         90%                     90%
         80%                     80%
         70%                     70%
         60%                     60%
         50%                     50%
         40%                     40%
         30%                     30%
         20%                     20%
         10%                     10%
          0%                      0%

                                ---------------

      If, for example, the final averaged index level were determined to be 20% of the initial index level, the payment amount that we would deliver to you at maturity would be 20% of the face amount of your note, as shown in the table above. As a result, if you purchased your note on the original issue date and held it until the stated maturity date, you would lose 80% of your investment.

      The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your note) that we would deliver to the holder of your note on the stated maturity date, if the final averaged index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the X-axis. The chart shows that any hypothetical final averaged index level of less than 100% of the initial index level (the section left of the 100% marker on the X-Axis) would result in a hypothetical payment amount of less than 100% of the face amount of your note (the section below the 100% marker on the Y-Axis) and, accordingly, in a loss of principal to the holder of your note.

[GRAPH]

                                                                  HYPOTHETICAL FINAL INDEX LEVEL AS A
HYPOTHETICAL PRETAX TOTAL RATE OF RETURN PER NOTE                PERCENTAGE OF THE INITIAL INDEX LEVEL
-------------------------------------------------                -------------------------------------
0                                                                                 0.00
20                                                                               20.00
40                                                                               40.00
60                                                                               60.00
80                                                                               80.00
100                                                                             100.00
120                                                                             118.00
140                                                                             118.00

               WHO PUBLISHES THE INDEX AND WHAT DOES IT MEASURE?

      The S&P 500(R) Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of April 30, 2003, 424 companies or 84.8% of the index traded on the New York Stock Exchange, 74 companies or 15% of the index traded on The Nasdaq Stock Market and 2 companies or 0.2% of the index traded on the American Stock Exchange. Standard & Poor's chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its stock guide database of over 7,433 equities, which Standard & Poor's uses as an assumed model for the composition of the total market.

      The index is determined, comprised and calculated by Standard & Poor's without regard to the offered notes.

      For further information, please see "The Index" on page S-22.

                               WHAT ABOUT TAXES?

      The U.S. federal income tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Discussion of Federal Income Tax Consequences" on page S-26.

      Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your note for all purposes as a pre-paid forward contract with respect to the index. If your note is so treated, you will generally recognize capital gain or loss upon the sale or maturity of your note in an amount equal to the difference between the amount you receive upon the sale of your note or on the stated maturity date and the amount you paid for your note. Such gain or loss generally would be long-term capital gain or loss if you held your note for more than one year.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

--------------------------------------------------------------------------------
      An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated June 25, 2001. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.
--------------------------------------------------------------------------------

                  THE PRINCIPAL OF YOUR NOTE IS NOT PROTECTED

      The principal of your note is not protected. Our cash payment to you on the stated maturity date will be based on the final averaged index level. Thus, you may lose your entire investment in your note, depending on the final averaged index level, as calculated by the calculation agent.

      Also, the market value of your note prior to the stated maturity date may be lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.

                  THE POTENTIAL RETURN ON YOUR NOTE IS LIMITED

      The maximum gain on your note at maturity is 18%. If the index return is positive, i.e., there has been an increase in the index, you will participate in any such increase on a three-to-one basis, subject to the maximum gain of 18%, which we will pay if the index return is 6% or more (that is, one-third of the maximum gain on your note). As a result, you will not benefit from any positive index return in excess of 6%. Accordingly, the maximum payment at maturity for each $1,000 principal amount of the notes will be $1,180, no matter how high the level of the index may rise.

      If the index return exceeds 18%, your return on the notes at maturity will be less than the return on a direct investment in the index without taking into account taxes and other costs related to such a direct investment.

                        YOUR NOTE DOES NOT BEAR INTEREST

      You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the over-all return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

THE RETURN ON YOUR NOTE WILL NOT REFLECT ANY DIVIDENDS PAID ON THE INDEX STOCKS

      The index sponsor calculates the level of the index by reference to the prices of the common stocks included in the index, without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers.

 THE MARKET PRICE OF YOUR NOTE MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS

      The following factors, many of which are beyond our control, will influence the market value of your note:

- the index level;

- the volatility -- i.e., the frequency and magnitude of changes in the level of the index;

     As indicated under "The Index -- Historical Closing Levels of the Index", the level of the index has been highly volatile at times. It is impossible to predict whether the index level will rise or fall;

- the dividend rate on the index stocks;

- economic, financial, regulatory, political, military and other events that affect stock markets generally and the market segments of which the index stocks are a part, and which may affect the level of the index;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

      These factors will influence the price you will receive if you sell your note before maturity. If you sell your note before maturity, you may receive less than the outstanding face amount of your note. You cannot predict the future performance of the index based on its historical performance.

      Moreover, the actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the index or to the hypothetical return examples shown elsewhere in this prospectus supplement.

                     IF THE LEVEL OF THE INDEX CHANGES, THE
                       MARKET VALUE OF YOUR NOTE MAY NOT
                           CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your note. In part, this is because your note is subject to a maximum gain of 18%. The market value of your note likely will be less than it would have been had your note not been subject to a maximum gain. Even if the level of the index increases above the initial index level during the term of the notes, the market value of your note may not increase by the same amount.

                       TRADING AND OTHER TRANSACTIONS BY
  GOLDMAN SACHS IN SECURITIES LINKED TO THE INDEX STOCKS MAY IMPAIR THE VALUE
                                  OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing instruments linked to the index. We expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the determination date. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index stocks. Any of these hedging activities may adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.

         YOU HAVE NO SHAREHOLDER RIGHTS OR RIGHTS TO RECEIVE ANY STOCK

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no right to receive delivery of any index stocks.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the market value of your note and the amount we will pay on your note at maturity.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                   WILL HAVE THE AUTHORITY TO MAKE DETERMINA-
                  TIONS THAT COULD AFFECT THE MARKET VALUE OF
                   YOUR NOTE, WHEN YOUR NOTE MATURES AND THE
                         AMOUNT YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the final index value on the determination date, which we will use to calculate how much cash we must pay on the stated maturity date, and determining whether to postpone the stated maturity date because of a market disruption event. See "Specific Terms of Your Note" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above. We may change the calculation agent at any time without notice.

   THE POLICIES OF THE INDEX SPONSOR AND CHANGES THAT AFFECT THE INDEX OR THE INDEX STOCKS COULD AFFECT THE AMOUNT PAYABLE ON YOUR NOTE AND ITS MARKET VALUE

      The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent -- which initially will be Goldman, Sachs & Co., our affiliate -- may determine the index level on the determination date -- and thus the amount payable on the stated maturity date -- in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date and the amount payable on your note more fully under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" and "-- Role of Calculation Agent" below.

                   THERE IS NO AFFILIATION BETWEEN THE INDEX
      STOCK ISSUERS AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE
                           BY THE INDEX STOCK ISSUERS

      Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index stock issuers. You, as an investor in your note, should make your own investigation into the index and the index stock issuers. See "The Index" below for additional information about the index.

      Neither the index sponsor nor the index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Thus, neither the index sponsor nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      Your note will not be listed or displayed on any securities exchange or included in any interdealer market or quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    WE CAN POSTPONE THE STATED MATURITY DATE
                      IF A MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that a market disruption event has occurred or is continuing on each of the three consecutive business days ending on and including the determination date, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of the index is not available for any of the three consecutive business days ending on and including the determination date because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final averaged index level pursuant to the rules described under "Specific Terms of Your Note -- Consequences of a Market Disruption Event" below.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                     THE TAX CONSEQUENCES OF AN INVESTMENT
                           IN YOUR NOTE ARE UNCERTAIN

      The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. We discuss these matters under "Supplemental Discussion of Federal Income Tax Consequences" below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.

                          SPECIFIC TERMS OF YOUR NOTE

--------------------------------------------------------------------------------
      Please note that in this section entitled "Specific Terms of Your Note", references to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance".
--------------------------------------------------------------------------------

      The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also "indexed debt securities", as defined in the accompanying prospectus.

      This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your note:

      NO INTEREST: we will not pay interest on your note

      SPECIFIED CURRENCY:

- U.S. dollars

      FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

      DENOMINATIONS: each note registered in the name of a holder must have a face amount of $1,000 or any multiple of $1,000

      DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

      OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page of this prospectus supplement relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                     INDEX, INDEX SPONSOR AND INDEX STOCKS

      In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under "-- Discontinuance or Modification of the Index" below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the holder of your note, an amount, if any, in cash equal to:

- if the index return is greater than or equal to 6%, (1) the outstanding face amount of the note plus (2) the outstanding face amount of the note multiplied by the maximum gain

- if the index return is greater than zero, but less than 6%, (1) the outstanding face amount of the note plus (2) the outstanding face amount of the note multiplied by three times the index return

- if the index return is zero, the outstanding face amount of the note

- if the index return is negative, (1) the outstanding face amount of the note minus (2) the outstanding face amount of the note multiplied by the index return (with the product of that multiplication expressed as a positive amount)

      The index return is calculated by subtracting the initial index level from the final averaged index level and by dividing the result by the initial index level, with the result expressed as a percentage.

      If the final averaged index level is greater than the initial index level, i.e., the index return is positive due to an increase in the S&P 500(R) Index, you will participate in any such increase on a three-to-one basis, subject to the maximum gain of 18%. Consequently, the maximum payment the holder of your note could receive at maturity will be 118% of the face amount of your note and the holder of your note will therefore not benefit from any positive index return in excess of 6% (that is, one-third of the maximum gain).

      If the final averaged index level is less than the initial index level, i.e., the index return is negative due to a decline in the S&P 500(R) Index, the entire principal of your note is exposed to any such decline on a one-to-one basis. As a result, the payment the holder of your note would receive at maturity would be less than the face amount of your note and might even be reduced to zero.

      The calculation agent will determine the final averaged index level, which will be the average of the closing levels of the index on each of the three consecutive business days ending on and including the determination date as calculated and published by the index sponsor (subject to the procedures described under "-- Consequences of a Market Disruption Event" below). However, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under "-- Discontinuance or Modification of the Index" below.

STATED MATURITY DATE

      The stated maturity date will be August 23, 2004 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after August 23, 2004 or, if August 23, 2004 is not a business day, later than the sixth business day after August 23, 2004. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on any of the three consecutive business days ending on and including what would otherwise be the determination date. We describe market disruption events under "-- Special Calculation Provisions" below.

DETERMINATION DATE

      The determination date will be the fifth business day prior to August 23, 2004 unless the calculation agent determines that a market disruption event occurs or is continuing on each of the fifth, sixth and seventh business days prior to August 23, 2004. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than August 23, 2004 or, if August 23, 2004 is not a business day, later than the first business day after August 23, 2004.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As described above, the calculation agent will use an average of the closing levels of the index on each of the three consecutive business days ending on and including the determination date to determine the final averaged index level. This procedure will be subject to the following four rules, however:

- If a market disruption event occurs or is continuing on one business day during the relevant three-business day period, the calculation agent will instead use the average of the closing levels of the index on the two other business days during that period.

- If a market disruption event occurs or is continuing on two business days during the relevant three-business day period, the calculation agent will instead use the closing level of the index on the one other business day during that period.

- As indicated under "-- Determination Date" above, if a market disruption event occurs or is continuing on each business day during the relevant three-business day period ending on and including the day that would otherwise be the determination date, then the determination date will be postponed to the next business day on which a market disruption event does not occur and is not continuing. In that event, the calculation agent will use the closing level of the index on that date. In no event, however, will the determination date be postponed by more than five business days.

- If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the closing level of the index that must be used to determine the final averaged index level and the payment amount is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final averaged index level based on its assessment, made in its sole discretion, of the level of the index on that day. The calculation agent will use the closing level of the index on this latest possible determination date, however determined, instead of the average closing level of the index described above.

                  DISCONTINUANCE OR MODIFICATION OF THE INDEX

      If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the final averaged index level and the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

      If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the closing levels that must be used to determine the final averaged index level are not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the final averaged index level and the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

      If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final averaged index level used to determine the amount payable on the stated maturity date, is equitable.

      All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount under "-- Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Indentures and Waiver of Covenants".

                               MANNER OF PAYMENT

      Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, the index return, the final averaged index level, the default amount and the payment amount on your note, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman Sachs & Co., our affiliate, is serving as the calculation agent as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the New York Stock Exchange, the Nasdaq National Market System and the American Stock Exchange are all open for trading and on which the index sponsor is open for business and the index is calculated and published by the index sponsor.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

      During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

      The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

      If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

QUALIFIED FINANCIAL INSTITUTIONS

      For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

      For this purpose, an "absence of trading" in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

      As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      The table below shows the hypothetical payment amounts that we would deliver on the stated maturity date in exchange for your note, if the final averaged index level were any of the hypothetical levels shown in the left column.

      The table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical final averaged index levels could have on the payment amount assuming all other variables remain constant.

      The levels in the left column of the table represent hypothetical final averaged index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final averaged index levels and a maximum gain of 18% and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver in exchange for each $1,000 of the outstanding face amount of a note on the stated maturity date would equal 100% of the face amount, or $1,000, based on the corresponding hypothetical final index stock price and the assumptions noted below.

      We have assumed that the notes are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" above.

--------------------------------------------------------------------------------

   KEY TERMS OF THE NOTES
Face amount (assumed)            $1,000

Maximum gain                       18%*

Maximum payment at maturity      $1,180

Maturity                      15 months

--------------------------------------------------------------------------------

* Potential gains on the notes at maturity will be calculated by tripling the positive index return up to the maximum gain. Since the maximum gain on the notes is 18%, an investor would not participate in an index return of more than 6% at maturity.

      The index has been highly volatile -- meaning that the index level has changed substantially in relatively short periods -- in the past and its performance cannot be predicted for any future period.

      The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the index shown elsewhere in this prospectus supplement. For information about the level of the index during recent periods, see "The Index -- Historical Closing Levels of the Index" below.

      Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks.

      Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stocks.

 HYPOTHETICAL FINAL
   AVERAGED INDEX           HYPOTHETICAL
      LEVEL AS             PAYMENT AMOUNTS
PERCENTAGE OF INITIAL       AS PERCENTAGE
     INDEX LEVEL           OF FACE AMOUNT
---------------------      ---------------
        150%                    118%
        140%                    118%
        130%                    118%
        120%                    118%
        110%                    118%
        106%                    118%
        104%                    112%
        102%                    106%
        100%                    100%
         90%                     90%
         80%                     80%
         70%                     70%
         60%                     60%
         50%                     50%
         40%                     40%
         30%                     30%
         20%                     20%
         10%                     10%
          0%                      0%

                             ---------------------

      If, for example, the final averaged index level were determined to be 20% of the initial index level, the payment amount that we would deliver on your note at maturity would be 20% of the face amount of your note, as shown in the table above. As a result, if you purchased your note on the original issue date and held it to the stated maturity date, you would lose 80% of your investment.

      The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your note) that we would deliver to the holder of your note on the stated maturity date, if the final averaged index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the X-axis. The chart shows that any hypothetical final averaged index level of less than 100% of the initial index level (the section left of the 100% marker on the X-Axis) would result in a hypothetical payment amount of less than 100% of the face amount of your note (the section below the 100% marker on the Y-Axis) and, accordingly, in a loss of principal to the holder of your note.

LINE GRAPH

                                                                  HYPOTHETICAL FINAL INDEX LEVEL AS A
HYPOTHETICAL PRETAX TOTAL RATE OF RETURN PER NOTE                PERCENTAGE OF THE INITIAL INDEX LEVEL
-------------------------------------------------                -------------------------------------
0                                                                                 0.00
20                                                                               20.00
40                                                                               40.00
60                                                                               60.00
80                                                                               80.00
100                                                                             100.00
120                                                                             118.00
140                                                                             118.00

      Payments on this note may be economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note may be economically equivalent to the amounts that would be paid on a combination of purchasing an interest-bearing bond and an option by the holder (with an implicit option premium paid over time by the holder).

--------------------------------------------------------------------------------
 We cannot predict the actual final averaged index level to be calculated on the determination date or the market value of your note, nor can we predict the relationship between the index level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the rate of return on the offered notes will depend on the actual final averaged index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and chart above.
--------------------------------------------------------------------------------

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of instruments linked to the index on the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the index or the index stocks. Consequently, with regard to your note, from time to time, we and/or our affiliates:

- expect to acquire and dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index stocks,

- may take or dispose of positions in the securities of the index stock issuers themselves,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market and/or

- may take short positions in the index stocks or other securities of the kind described above -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

      We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.

      In the future, we and/or our affiliates expect to close out a hedge position relating to your note and perhaps relating to other notes with returns linked to the index or the index stocks. Those steps, which could occur on or before the determination date, are likely to involve sales of listed or over-the-counter options, futures or other instruments linked to the index or perhaps to some or all of the index stocks. They may also involve sales and/or purchases of some or all of the index stocks as well as listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.
--------------------------------------------------------------------------------

         The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See "Additional Risk Factors Specific to Your
   Note -- Trading and Other Transactions by Goldman Sachs in Securities
   Linked to the Index Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us"
   for a discussion of these adverse effects.
--------------------------------------------------------------------------------

                                   THE INDEX

      We have derived all information regarding the index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Standard and Poor's Ratings Group, which is the index sponsor and is commonly referred to as Standard & Poor's. Standard and Poor's owns the copyright and all other rights to the index. Standard & Poor's has no obligation to continue to publish, and may discontinue publication of, the index. Standard & Poor's does not assume any responsibility for the accuracy or completeness of such information. The consequences of Standard & Poor's discontinuing the index are described in the section entitled "Specific Terms of Your Note -- Discontinuance or Modification of the Index" above. Current information regarding the market value of the index is available from Standard & Poor's and from numerous public information sources. We do not make any representation that the publicly available information about the index is accurate or complete. The index is determined, comprised and calculated by Standard & Poor's without regard to the offered notes. Neither we nor any of our affiliates accept any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in the index.

      Standard & Poor's publishes the S&P 500(R) Index. The index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of April 30, 2003, 424 companies or 84.8% of the S&P 500(R) Index traded on the New York Stock Exchange; 74 companies or 15% of the S&P 500(R) Index traded on The Nasdaq Stock Market; and 2 companies or 0.2% of the S&P 500(R) Index traded on the American Stock Exchange. As of April 30, 2003, the aggregate market value of the 500 companies included in the S&P 500(R) Index represented approximately 79% of the aggregate market value of stocks included in the Standard & Poor's Stock Guide Database of domestic common stocks traded in the United States, excluding American depositary receipts and shares of real estate investment trusts, limited partnerships and mutual funds. Standard & Poor's chooses companies for inclusion in the index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which Standard & Poor's uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the index with the number of companies currently included in each group indicated in parentheses: consumer discretionary (88), consumer staples (35), energy (23), financials (82), health care (46), industrials (67), information technology (76), materials (34), telecommunication services (12) and utilities (37). Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the index to achieve the objectives stated above.

      The S&P 500(R) Index does not reflect the payment of dividends on the stocks included in the S&P 500(R) Index. Because of this the return on the offered notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered notes.

                            COMPUTATION OF THE INDEX

      Standard & Poor's currently computes the S&P 500(R) Index as of a particular time as follows:

      (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

      (b) the market values of all component stocks as of that time are aggregated;

      (c) the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

      (d) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

      (e) the current aggregate market value of all component stocks is divided by the base value; and

      (f) the resulting quotient, expressed in decimals, is multiplied by ten.

      While Standard & Poor's currently employs the above methodology to calculate the index, no assurance can be given that Standard & Poor's will not modify or change this methodology in a manner that may affect the payment amount for the offered notes upon maturity or otherwise.

      Standard & Poor's adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor's to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

- the issuance of stock dividends,

- the granting to shareholders of rights to purchase additional shares of stock,

- the purchase of shares by employees pursuant to employee benefit plans,

- consolidations and acquisitions,

- the granting to shareholders of rights to purchase other securities of the issuer,

- the substitution by Standard & Poor's of particular component stocks in the S&P 500(R) index, and

- other reasons.

      In these cases, Standard & Poor's first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value X       New Market Value  = New Base Value
                       ----------------
                       Old Market Value

      The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500(R) Index.

                     HISTORICAL CLOSING LEVELS OF THE INDEX

      The first table below shows the closing levels of the index on the last business day of each year from 1998 through 2000. The second table below shows the high, the low and the last closing levels of the index for each of the four calendar quarters in 2001 and 2002, and for the first two calendar quarters of 2003, through May 16, 2003. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

      Since its inception, the level of the index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of future performance. We cannot give you any assurance that the future performance of the index or the index stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the index.

      The actual performance of the index over the life of the offered notes may bear little relation to the historical levels shown below.

                      YEAR-END CLOSING LEVELS OF THE INDEX

YEAR                           CLOSING LEVEL
----                           -------------
1998.........................    1,229.23
1999.........................    1,469.25
2000.........................    1,320.28

              QUARTERLY HIGH, LOW AND CLOSING LEVELS OF THE INDEX

                                                                HIGH       LOW       CLOSE
                                                                ----       ---       -----
2001
  Quarter ended March 31....................................  1,373.73   1,117.58   1,160.33
  Quarter ended June 30.....................................  1,312.83   1,103.25   1,224.42
  Quarter ended September 30................................  1,236.72     965.80   1,040.94
  Quarter ended December 31.................................  1,170.35   1,038.55   1,148.09
2002
  Quarter ended March 31....................................  1,172.51   1,080.17   1,147.39
  Quarter ended June 30.....................................  1,146.54     973.53     989.82
  Quarter ended September 30................................    989.03     797.70     815.28
  Quarter ended December 31.................................    931.66     776.76     879.82
2003
  Quarter ended March 31....................................    935.05     788.90     848.18
  Quarter ending June 30 (through May 16, 2003).............    946.67     858.48     944.30
  Closing price on May 16, 2003.............................                          944.30

                           -------------------------

                               LICENSE AGREEMENT

      Standard & Poor's and Goldman, Sachs & Co. have entered into a non-transferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the index in connection with the issuance of certain securities, including the offered notes. The Goldman Sachs Group, Inc. is also a party to the license agreement.

      The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of McGraw-Hill, Inc. Standard & Poor's has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the offered notes. Standard & Poor's makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the index to track general stock market performance. Standard & Poor's only relationship to Goldman Sachs (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of Standard & Poor's and of the use of the index which is determined, composed and calculated by Standard & Poor's without regard to Goldman Sachs or the offered notes. Standard & Poor's has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index. Standard & Poor's is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. Standard & Poor's has no obligation or liability in connection with the administration, marketing or trading of the offered notes.

      STANDARD & POOR'S DOES NOT GUARANTEE THE ACCURACY AND/OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR'S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR'S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR'S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR'S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

      All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Standard & Poor's. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

      The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc.

      This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:


- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      This section does not apply to you if you are a member of a class of holders subject to special rules, such as:


- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax exempt organization;

- a person that owns a note as a hedge or that is hedged against interest rate risks;

- a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

      This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

--------------------------------------------------------------------------------

         Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.
--------------------------------------------------------------------------------

      You will be obligated pursuant to the terms of the note -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your note for all tax purposes as a forward contract to purchase the index at the stated maturity date, for which payment was made on the issue date.

      If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally would be short-term capital gain or loss if you hold the note for one year or less and would be long-term capital gain or loss if you hold the note for more than one year. If you do not sell or exchange your note before the maturity date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the note.

      There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations.

      Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.

      If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your note. In general, if you purchase your note on the original issue date, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note.

      If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and, thereafter, as capital loss.

      It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. Again, you should consult your tax advisor as to possible alternative characterizations of your note for U.S. federal income tax purposes.

                             BACKUP WITHHOLDING AND
                             INFORMATION REPORTING

      Please see the discussion under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting -- United States Holders" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call collectively "Plans", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

--------------------------------------------------------------------------------
 If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.
--------------------------------------------------------------------------------

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. and the underwriters for this offering named below have entered into a terms agreement and a distribution agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

                           Principal Amount
Underwriters                   of Notes
------------               ----------------
Goldman, Sachs & Co....       $  981,000
Advest, Inc. ..........       $  218,000
H&R Block Financial
  Advisors, Inc. ......       $  298,000
RBC Dain Rauscher
  Inc. ................       $  980,000
                              ----------
     Total.............       $2,477,000
                              ==========

      Notes sold by the underwriters to the public will initially be offered at the original issue price set forth on the cover of this prospectus supplement. The underwriters intend to purchase the offered notes from The Goldman Sachs Group, Inc. at a purchase price equal to the original issue price less a discount of 1.15% of the original issue price. Any offered notes sold by the underwriters to securities dealers may be sold at a discount to the original issue price of up to 1% of the original issue price. If all of the offered notes are not sold at the original issue price, the underwriters may change the offering price and the other selling terms.

      Please note that the information about the original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the offered notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

      None of the named underwriters is permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

      The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman, Sachs & Co. or any other underwriter, will be approximately $90,000.

      In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

      The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

      Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which they have in the past received, and may in the future receive, customary fees. The Goldman Sachs Group, Inc. and its affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees.

------------------------------------------------------
------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           -------------------------

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                            Page
                                            ----

Summary Information.....................     S-2
Q&A.....................................     S-3
Additional Risk Factors Specific to Your
  Note..................................     S-7
Specific Terms of Your Note.............    S-12
Hypothetical Returns on Your Note.......    S-18
Use of Proceeds and Hedging.............    S-21
The Index...............................    S-22
Supplemental Discussion of Federal
  Income Tax Consequences...............    S-26
Employee Retirement Income Security
  Act...................................    S-28
Supplemental Plan of Distribution.......    S-29
  Prospectus Supplement dated June 25, 2001

Use of Proceeds.........................     S-2
Description of Notes We May Offer.......     S-3
United States Taxation..................    S-20
Employee Retirement Income Security
  Act...................................    S-20
Supplemental Plan of Distribution.......    S-20
Validity of the Notes...................    S-22

                   Prospectus
Available Information...................       2
Prospectus Summary......................       4
Ratio of Earnings to Fixed Charges......       7
Description of Debt Securities We May
  Offer.................................       8
Description of Warrants We May Offer....      31
Description of Purchase Contracts We May
  Offer.................................      49
Description of Units We May Offer.......      54
Description of Preferred Stock We May
  Offer.................................      60
Description of Capital Stock............      67
Legal Ownership and Book-Entry
  Issuance..............................      73
Considerations Relating to Securities
  Issued in Bearer Form.................      79
Considerations Relating to Indexed
  Securities............................      83
Considerations Relating to Securities
  Denominated or Payable in or Linked to
  a Non-U.S. Dollar Currency............      86
United States Taxation..................      89
Plan of Distribution....................     109
Employee Retirement Income Security
  Act...................................     111
Validity of the Securities..............     112
Experts.................................     112
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform
  Act of 1995...........................     113

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                   $2,477,000
                               THE GOLDMAN SACHS
                                  GROUP, INC.
                  Enhanced Participation Notes due August 2004
                        (Linked to the S&P 500(R) Index)
                           -------------------------
                                     (LOGO)
                           -------------------------
                              GOLDMAN, SACHS & CO.
                                  ADVEST, INC.
                       H&R BLOCK FINANCIAL ADVISORS, INC.
                               RBC DAIN RAUSCHER
------------------------------------------------------
------------------------------------------------------